                                                                   Exhibit 10.23

DATED                                                          13 SEPTEMBER 2000
--------------------------------------------------------------------------------







                            HICKSON INTERNATIONAL PLC



                                     - and -



                                MR. J.H. MARKHAM







             ------------------------------------------------------
                                SERVICE AGREEMENT
             ------------------------------------------------------












                                                      HERBERT SMITH
                                                      Exchange House,
                                                      Primrose Street,
                                                      London EC2A 2HS
                                                      Tel: 020 7374 8000
                                                      Fax: 020 7374 0888
                                                      Ref: 2090/30808518

AGREEMENT made on 13 September 2000

BETWEEN:

1. HICKSON INTERNATIONAL PLC a company incorporated in England with registered number 499821 whose registered office is at Wheldon Road, Castleford, West Yorkshire WF10 2JT (the "COMPANY"); and

2. JOHN H. MARKHAM of Rob Royd House, Hound Hill Lane, Worsbrough, Barnsley, S706TU ("MR. MARKHAM")

IT IS AGREED as follows:

1.       INTERPRETATION

1.1      In this Agreement:

         1.1.1    "ASSOCIATE" means a body corporate which for the time being:

                  (A) is a holding company of the Company or a subsidiary (other than the Company) of such a holding company; or

                  (B) has not less than 20 per cent of its equity share capital beneficially owned by such a holding company or the Company; or

                  (C) directly or indirectly controls or is owned by or under common control with the Company.

         1.1.2 "DATE OF TERMINATION" means the date on which the employment of Mr. Markham by the Company terminates save pursuant to an assignment by the Company pursuant to clause 20 below in which case it shall mean the date on which his employment with such assignee shall terminate;

         1.1.3 "SUBSIDIARY", "HOLDING COMPANY" and "EQUITY SHARE CAPITAL" have the meaning attributed to them by sections 736, 736A and 744 of the Companies Act 1985 provided that the term "subsidiary" shall also include a subsidiary undertaking (as defined in section 258 of the Companies Act 1985);

         1.1.4 "RECOGNISED STOCK EXCHANGE" means any body of persons which is a recognised investment exchange for the purpose of the Financial Services Act 1986;

         1.1.5 "WORKING DAYS" means Monday to Friday in such week (ignoring public holidays);

         1.1.6 unless otherwise stated, a reference to the employment of Mr. Markham is to his employment by the Company (or if appropriate any assignee pursuant to clause 20) under this Agreement;

         1.1.7 unless the context otherwise requires, words in the singular include the plural and vice versa, and a reference to a person includes a reference to a body corporate and to an unincorporated body of persons;

         1.1.8 a reference to a statute or statutory provision includes a reference to that statute or provision as from time to time modified or re-enacted;

         1.1.9 clause headings are for convenience only and have no legal effect.

2.       APPOINTMENT AND TERM

2.1 Mr. Markham will be employed by the Company with the title of Vice President, International Operations of the Company and Arch Chemicals, Inc. ("ARCH") or such other title or position as determined by the Chief Executive Officer of Arch from time to time.

2.2 His employment under this Agreement will begin on 13th September 2000 and will continue, subject to the terms of this Agreement, until determined by either party giving to the other not less than 3 months' written notice.

3.       DUTIES ETC

3.1      During the continuance of his employment Mr. Markham will:

         3.1.1 perform such duties as may from time to time be assigned to him by the board of directors of the Company (the "BOARD") or by Arch's Chief Executive Officer (or such other person designated per clause 3.1.2), whether those duties relate to the business of the Company or to the business of any subsidiary or associate of the Company;

         3.1.2 report to Arch's Chief Executive Officer (or such other person designated by such Chief Executive Officer) and in all respects comply with lawful directions given by or under the authority of the Board and the person to whom he reports;

         3.1.3 use all reasonable endeavours to promote the interests of the Company;

         3.1.4 unless prevented by incapacity, devote the whole of his time, attention and ability during his agreed hours of work to the performance of his duties under this Agreement; and

         3.1.5 at all times, promptly give to the Board and to Arch (in writing if so requested) all such information and explanations as they may require in connection with matters relating to his employment under this Agreement or with the business of the Company or any with the business of any subsidiary or associate of the Company.

3.2 The agreed hours of work of Mr. Markham will be between 08.45 and 17.15 on Mondays to Fridays and such other hours as may be required for the proper performance of his duties under this Agreement. He will perform those duties at the Company's registered office or elsewhere as the Board may from time to time determine.

3.3 Notwithstanding the foregoing provisions of this clause, if notice is served by either party pursuant to clause 2 above, the Company shall not be obliged to provide any work for Mr. Markham or to assign to or vest in Mr. Markham any powers, duties or functions and may in its discretion suspend Mr. Markham on full salary and other contractual benefits and require Mr. Markham:

         3.3.1 not to enter any premises of the Company or any subsidiary or associate of the Company;

         3.3.2 to abstain from contacting any customers, clients, employees or suppliers of the Company or any subsidiary or associate of the Company; and

         3.3.3 to resign from all offices in the Company, or any subsidiary or associate of the Company and Mr. Markham irrevocably authorises the Company in his name and on his behalf to execute all documents and do all things necessary to effect the resignations referred to in 3.3.3 above, in the event of his failure to do so.

         Mr. Markham shall not be employed by or provide services to any third party during the period for which he is suspended pursuant to this clause.

4.       SALARY

4.1 Mr. Markham will be entitled to a salary at the rate of L175,000 per annum. With effect from 1st January 2001, Mr. Markham's salary will be increased by 2%. In addition, if following a competitive review by Arch of similar positions held at companies similarly situated to Arch, the Company may elect to increase Mr. Markham's salary on 1st January 2001 further. Mr. Markham's salary will be reviewed, but not necessarily increased, with effect from 1st January in each year of his employment from 1st January 2002 onwards.

4.2 Mr. Markham's salary will accrue from day to day, be payable by equal monthly instalments on the seventeenth of each month, and be inclusive of any other sums receivable as directors fees or other remuneration to which he may be or become entitled as a director of the Company or of any of its subsidiaries or associates.

4.3 In addition to his salary, Mr. Markham will be eligible to participate in the Arch Annual Incentive Plan's bonus scheme, details of which are available from the Vice President-Human Resources of Arch, on such terms and at such level as the Chief Executive Officer of Arch may from time to time determine. The Company reserves the right to amend the terms of or terminate this scheme and to alter the level of Mr. Markham's participation therein without reference to or agreement from Mr. Markham.

5.       PENSION AND INSURANCE BENEFITS

5.1 Mr. Markham will be entitled during the continuance of his employment to remain a member of the Hickson UK Senior Executive Pension Scheme (including inter alia, the Hickson UK Group Pension Scheme, which includes benefits relating to an Ill Health Early Retirement Scheme). In accordance with the rules of the Scheme, the Company shall duly and punctually pay all contributions due from it. Particulars of the Scheme are obtainable on application to the Personnel Manager of the Company. Membership of the Scheme will entitle Mr. Markham to benefits subject to the rules of the Scheme as varied from time to time, and in particular (without limitation) subject to the powers of amendment and/or discontinuance contained in those rules. To the extent that current law and practice do not allow payment to the relevant pension scheme, an additional payment will be made to Mr. Markham as compensation at a rate of 20% of his salary (and excluding bonus payments and payments under clause 14.10 and the related side letter executed in September 2000) not subject to the pension payment.

5.2 A contracting out certificate is in force in respect of the employment of Mr. Markham.

6.       CAR

         The Company will provide a suitable car for Mr. Markham's business use during the continuance of his employment in accordance with the Company's car policy, a copy of which is available on application to Arch's Chief Financial officer, and will pay all costs relating to it (including the cost of fuel, licence, insurance, maintenance and telephone rental and call charges). Mr. Markham will take good care of the car and will ensure at all times that the car is in the condition required by law.

7.       EXPENSES

         The Company will reimburse Mr. Markham all reasonable travelling, hotel, entertainment and other expenses properly incurred by him in the performance of his duties under this Agreement and Mr. Markham will provide the Company with receipts or other evidence of the payment of such expenses as may be reasonably required in accordance with the Company's expense reporting procedure in force from time to time.

8.       HOLIDAYS

8.1 Mr. Markham will be entitled to 25 working days' holiday in each calendar year, to be taken at such times as may be approved by the Board, in addition to public holidays. Holidays not taken in any calendar year may, with the prior approval of Mr. Markham's immediate superior, up to a maximum of five days, be carried over to the next year, but if not then taken by the last day of February in that year will lapse and cease to be available. No payment will be made by the Company during the continuance of this Agreement in lieu of holidays not taken.

8.2 Upon termination of this Agreement for whatever reason Mr. Markham shall be entitled to payment in lieu on a pro rata basis for any holidays not taken which have accrued in the calendar year in which the Date of Termination falls or, if appropriate, Mr. Markham shall repay to the Company any salary received in respect of holiday taken prior to the Date of Termination in excess of his proportionate entitlement. The payment will be calculated by multiplying the excess entitlement (as the case may be) by 1/260 of Mr. Markham's salary at that time.

9.       SICKNESS AND INJURY

9.1 If Mr. Markham is absent from work as a result of sickness or injury he will be entitled, subject to production, if requested, of medical certificates satisfactory to the Company during the first 52 weeks or any shorter period of such incapacity, to receive a sum equal to his fixed salary at the rate specified in clause 4 of this Agreement (less any Statutory Sick Pay) whether from the Company or through the Permanent Health Insurance Scheme. During this period, the Company will pay employer pension and national insurance contributions calculate on Mr. Markham's salary. If his incapacity continues for a period greater than 52 consecutive weeks, then Mr. Markham will be entitled thereafter to receive such proportion of his salary (if any) as the Company may in its absolute discretion see fit to pay to him until he is capable of fully performing and does resume his duties under this Agreement, or until the termination of Mr. Markham's employment in accordance with clause 14.2.6 below. For as long as he is a member of the Hickson UK Group Pension Scheme he shall be entitled to his benefits under the Ill Health Early Retirement Insurance Scheme in accordance with the rules of that Scheme.

9.2 Mr. Markham agrees that if he is absent for a continuous period of more than two weeks or his performance at work give cause for concern to the Company, then he will at the expense of the Company and if directed to do so by the Board at any time undergo a medical examination by a medical practitioner nominated by the Company and that the Company shall be entitled to be supplied with and retain a copy of any medical report, diagnosis or prognosis made or produced in relation to any such medical examination and to discuss the same with the practitioner who produced such report, diagnosis or prognosis.

9.3 If Mr. Markham is absent from work by reason of injuries sustained wholly or partly as a result of actionable negligence, nuisance or breach of any statutory duty on the part of any third party other than any subsidiary or associate of the Company, the Company in its discretion may require Mr. Markham to take all reasonable steps to recover compensation including repayment of all sums paid to him by the Company under this clause in respect of such absence. Any such sums shall in turn be repaid by Mr. Markham when and to the extent that he recovers compensation for loss of earnings from that third party by action or otherwise less any reasonable costs incurred in recovering any such compensation.

10.      INTERESTS IN OTHER BUSINESSES

         Save with the written consent of Arch's Chief Financial Officer, Mr. Markham will not during the continuance of his employment be engaged or interested (except as the holder for investment of up to 20 per cent of any class of securities quoted or dealt in on a recognised stock exchange) either directly or indirectly in any business or occupation other than the business of the Company and its subsidiaries and associates.

11.      SHARE DEALINGS

11.1 Mr. Markham will comply with the requirements of section 324 of the Companies Act 1985 and will not act so as to commit an offence under
         Part V of the Criminal Justice Act 1993. Mr. Markham will abide by all applicable U.S. securities laws and the regulations promulgated thereunder.

11.2 During the continuance of his employment and, if later, until he ceases to be a director of the Company Mr. Markham will not (and will procure, so far as he is able, that his wife, dependent children and persons connected with him will not) deal or become or cease to be interested (within the meaning contained in Part I of Schedule 13 to the Companies Act 1985) in any shares or other securities of the Company or any subsidiary or associate of the Company except in accordance with the Company's Code of Practice in force from time to time in relation to such transactions, a copy of which is available from the Secretary of the Company.

11.3 During the continuance of his employment and, if later, until he ceases to be a director of the Company, Mr. Markham will notify the Company Secretary as soon as reasonably practicable of any dealing in the securities of the Company including the grant, acceptance, exercise or disposal of any option or other right or obligation to acquire or dispose of securities. The notification shall include the nature of the dealing, the nature and extent of Mr. Markham's interest in it, the date on which the dealing was effected and the price, number (or amount) and class of securities. Mr. Markham will take all reasonable steps to notify the Company Secretary of any such dealing by persons connected with Mr. Markham and to ensure that such persons are aware of his obligation to notify such dealing and to secure their co-operation in discharging it. In addition to the details required above, the notification of any such dealing shall include the identity of the person connected with Mr. Markham.

11.4 For the purposes of this clause 11, "CONNECTED" has the meaning attributed to it by section 346 of the Companies Act 1985.

12.      CONFIDENTIALITY

12.1 Mr. Markham will not during the continuance of his employment or afterwards (unless authorised to do so by the Board or by a court of competent jurisdiction):

         12.1.1   use for his own benefit or the benefit of any other person;

         12.1.2 disclose to any person (other than fellow employees who have a need to know in connection with their duties); or

         12.1.3 through any failure to exercise all due care and diligence cause or permit any unauthorised disclosure (which he is capable of preventing) of any confidential information of the Company or any of its subsidiaries or associates which he has obtained by virtue of his employment or in respect of which the Company or any associate of the Company is bound by an obligation of confidence to a third party. Confidential information shall include, without limitation, any information or knowledge relating to any other business carried on or under investigation by the Company and/or any of its subsidiaries or associates, lists or details of customers, information relating to the working of any product, processes of manufacture, its manufacturing plant, ideas, inventions, improvements or developments carried on or used by the Company or any subsidiary or associate, information relating to research projects, know-how, technology, designs, products, markets, prices, discounts, mark-ups, future business strategy, marketing, tenders, any price sensitive information, information concerning the Company's or any of its associate's intellectual property portfolio and strategy.

12.2 The restriction in this clause will not prevent Mr. Markham, after the Date of Termination, from using for his own or another's benefit, any information which becomes available to the public generally other than by reason of a breach by Mr. Markham of his obligations under this Agreement but any such use will be subject to the restrictions contained in clause 13 below.

13.      PROTECTION OF INTERESTS OF COMPANY ETC.

13.1     In this clause:

         13.1.1 "COMPETING BUSINESS" shall mean any business in the United Kingdom, Italy, France, Spain, Australia, Venezuela, Brazil, Mexico, Canada, Japan or the United States of America which competes or which will compete with any business carried on at the Date of Termination by the Company or any subsidiary or associate of the Company in which Mr. Markham shall have been involved at any time during the 6 months up to and including the Date of Termination;

         13.1.2 "RESTRICTED GOODS OR SERVICES" shall mean goods or services of the same type as or similar to any goods or services supplied by the Company or any subsidiary or associate of the Company at the Date of Termination and of the same type as or similar to those supplied by Mr. Markham on behalf of the Company or any subsidiary or associate of the Company;

         13.1.3 references to acting directly or indirectly include (without prejudice to the generality of that expression) references to acting alone or jointly with or by means of any other person.

13.2 Until the expiration of 6 months from the Date of Termination Mr. Markham will not directly or indirectly:

         13.2.1 carry on or be interested in a competing business save that he may hold for investment up to 20 per cent of any class of securities quoted or dealt in on a recognised stock exchange;

         13.2.2 act as a consultant or employee or officer in any executive, sales, marketing, research or technical support capacity in a competing business SAVE that Mr. Markham shall be free to act as a consultant or employee or officer in any competing business so far as his duties or work shall relate exclusively to work of a kind or nature with which he was not concerned to any extent (other than de minimis) during the 6 months up to and including the Date of Termination.

13.3 Until the expiration of 6 months from the Date of Termination Mr. Markham will not directly or indirectly:

         13.3.1 solicit, canvass or approach or endeavour to solicit, canvass or approach on behalf of a competing business any person:

                  (A) who, to the knowledge of Mr. Markham, was provided with goods or services by the Company or any subsidiary or associate of the Company at any time during the 6 months up to and including the Date of Termination; or

                  (B) who, to the knowledge of Mr. Markham, was negotiating with the Company or any subsidiary or associate of the Company for the supply of goods or services at any time during the 3 months up to and including the Date of Termination;

                  for the purpose of offering to that person restricted goods or services;

         13.3.2 supply on behalf of a competing business restricted goods or services to any person who, to the knowledge of Mr. Markham, was provided with goods or services by the Company or any subsidiary or associate of the Company at any time during the 6 months up to and including the Date of Termination;

         13.3.3 solicit or entice away or endeavour to solicit or entice away from the Company or any subsidiary or associate of the Company on behalf of a competing business any person employed by the Company or any subsidiary or associate of the Company at the Date of Termination or thereafter in an executive, sales, marketing research or technical support capacity with a view to inducing that person to leave such employment and to act for another person in the same or a similar capacity in relation to the same field of work.

13.4 After the Date of Termination (for whatever reason and howsoever caused) Mr. Markham will not represent himself or permit himself to be held out as being in any way connected with or interested in the business of the Company or the business of any subsidiary or associate of the Company.

13.5     Each of the restrictions in sub-clauses 13.2.1, 13.2.2 and 13.3.1, and
         13.3.3 hereof are separate and severable and in the event of any such restriction (including the defined expressions in sub-clauses 13.1.1 and 13.1.2) being determined as being unenforceable in whole or in part for any reason such unenforceability shall not affect the enforceability of the remaining restrictions or, in the case of part of a restriction being unenforceable, the remainder of that restriction.

13.6     The restrictions entered into by Mr. Markham in sub-clauses 12.1, 13.2,
         13.3 and 13.4 are given to the Company for itself and as trustee for each and any subsidiary or associate of the Company to which he has or shall have provided services under this Agreement and Mr. Markham agrees that he will at the request and cost of the Company enter into a further agreement with any such company whereby he will accept restrictions corresponding to the restrictions in this Agreement (or such of them as that company in its discretion shall deem appropriate). The Company declares that insofar as these restrictions relate to such subsidiaries or associates it holds the benefit of them as trustee. In exercising any right as trustee hereunder the Company shall be entitled to limit the action it takes to such action as it may, in its absolute discretion, consider reasonable.

13.7 When the Date of Termination follows a period of suspension from duties or is within one month of the end of such a period, then the 6 month periods referred to in this clause 13 shall be reduced by the length of the relevant period of suspension.

14.      TERMINATION

14.1 Either party will be entitled to terminate the employment of Mr. Markham by giving notice to the other in accordance with clause 2 above.

14.2 The Company will be entitled to terminate the employment of Mr. Markham without notice if he:

         14.2.1 commits a serious or continues (after warning) any persistent breach of his obligations to the Company or any subsidiary or associate of the Company (whether under this Agreement or otherwise);

         14.2.2 is guilty of conduct tending to bring himself or the Company or any subsidiary or associate of the Company into disrepute;

         14.2.3 neglects, fails or refuses to carry out any of the duties properly assigned to him under this Agreement;

         14.2.4   becomes bankrupt or compounds with his creditors; or

         14.2.5 becomes prohibited by law from being a director or officer of a company.


14.3 In order to investigate a complaint against Mr. Markham of misconduct and to allow the Company to carry out whatever investigations it deems appropriate, the Company may suspend Mr. Markham on full pay and other contractual benefits and require Mr. Markham up to three months:

         14.3.1 not to enter any premises of the Company or any subsidiary or associate of the Company; and

         14.3.2 to abstain from contacting any customers, clients, employees or suppliers of the Company or any subsidiary or associate of the Company.

         Mr. Markham shall not be employed by or provide services to any third party during the period for which he is suspended pursuant to this clause.

14.4 The employment of Mr. Markham will terminate automatically on his achieving his 60th birthday.

14.5     [Intentionally Left Blank]

14.6 On the Date of Termination (for whatever reason and howsoever caused) Mr. Markham will promptly:

         14.6.1 resign (if he has not already done so) from all offices held by him in the Company and its subsidiaries and associates; and

         14.6.2 deliver up to the Company all lists of customers, correspondence, documents, credit cards and other property (including but not limited to any car) belonging to the Company or any of its subsidiaries or associates which may be in his possession or under his control;

         and Mr. Markham irrevocably authorises the Company in his name and on his behalf to execute all documents and do all things necessary to effect the resignations referred to above, in the event of his failure to do so.

14.7 Any obligations of Mr. Markham under this Agreement which are expressed to continue after the Date of Termination shall continue in full force and effect notwithstanding the termination of his employment.

14.8 Mr. Markham agrees that for the purposes of the Employment Rights Act 1996 the Company may apply any sums which may be due from the Company to Mr. Markham (including, without limitation, accrued salary and/or holiday pay) at the Date of Termination (for whatever reason and howsoever caused) against any sums which may be due from Mr. Markham to the Company.

14.9 The Company may in its discretion terminate Mr. Markham's employment immediately by giving him written notice pursuant to this clause together with payment of such sum as would have been payable by the Company to Mr. Markham as gross salary (excluding bonus) in respect of the period of notice specified in clause 2.2 calculated on the basis of the annual rate of salary applicable on the date notice is given. Any such payment (less any deductions which the Company may be required to make including, without limitation, in respect of income tax) shall be accepted by Mr. Markham in full and final settlement of all claims which he may have against the Company or any subsidiary or associate of the Company arising out of his employment or its termination and shall be subject to receipt of the payments, if any, due under clause 14.10 and under the side letter dated referred to in clause 18.1. The discretion to terminate Mr. Markham's employment given to the Company by this clause shall not preclude the Company from exercising any other right which it may have to terminate Mr. Markham's employment or by otherwise dismissing him without notice and paying such compensation as may be agreed or otherwise determined by a court of law.

14.10 Subject to clause 14.11, on the Date of Termination the Company will pay to Mr. Markham (in each case after deduction of tax):

         a)       a termination payment of L107,100;

         b)       a payment of L62,832 representing 2 years' pension benefit;
                  and

         c) a payment equivalent to 2 years' car allowance (but not less than L19,560).

         The payment in this clause 14.10 shall be made if Mr. Markham is relocated within Arch (the ultimate parent of the Company) to work outside of the United Kingdom or if a "Change in Control" (as defined in Appendix A hereto) occurs. In such a case, no further payments will be made under this clause 14.10.

         Except for amounts paid in accordance with this clause 14.10 and the notice period specified in clauses 2.2 and 14.9, Mr. Markham shall not be entitled to any other payments whatsoever from the Company, Arch or any subsidiary of any of them, whether bonus, salary, severance pay or other compensation, in connection with his termination or of employment following the Date of Termination (other than benefits under the Hickson UK Group Pension and Senior Pension Schemes and any unpaid amount due under the related side letter executed in September 2000).

14.11 The payments set out in clause 14.10 will not be made if Mr. Markham's employment is terminated by the Company pursuant to clause 14.2 or by Mr. Markham in breach of the terms of this Agreement.

15.      WAIVER OF RIGHTS

15.1     If:

         15.1.1   the employment of Mr. Markham is terminated:

                  (A) by reason of the liquidation of the Company for the purpose of amalgamation or reconstruction or the sale of all or substantially all the assets of the Company; or

                  (B) as part of any arrangement for the amalgamation of the undertaking of the Company not involving liquidation or for the transfer of the whole or part of the undertaking of the Company to any of its subsidiaries or associates; and

         15.1.2 Mr. Markham is offered employment of a similar nature with the amalgamated or reconstructed or transferee company on terms not generally less favourable to him than the terms of this Agreement;

         Mr. Markham will have no claim against the Company or any subsidiary or associate of the Company in respect of that termination.

16.      DISCIPLINE AND GRIEVANCES

16.1 Arch's Chief Executive Officer will deal with any disciplinary issue concerning Mr. Markham.

16.2 If Mr. Markham is dissatisfied with any disciplinary decision or has any grievance relating to his employment, he should refer the matter to the Board and the reference will be dealt with by discussion and decision at a meeting of the Board.

17.      ADDITIONAL PARTICULARS

17.1 The following additional particulars are given for the purposes of the Employment Rights Act 1996:

         17.1.1 the previous employment of Mr. Markham with the Company counts as part of Mr. Markham's continuous employment with the Company and his period of continuous employment began on 6th November 1995;

         17.1.2 except as otherwise provided by this Agreement, there are no terms or conditions of employment relating to hours of work or to normal working hours or to entitlement to holidays (including public holidays) or holiday pay or to incapacity for work due to sickness or injury or to pensions or pension schemes or requiring Mr. Markham to work outside the United Kingdom for a period of more than 30 consecutive days;

         17.1.3 there are no collective agreements which directly affect the terms or conditions of Mr. Markham's employment.

18.      ENTIRE AGREEMENT

18.1 This Agreement, together with the side letter executed in September 2000 from the Company to Mr. Markham, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

18.2 Each party confirms that, except as provided in this Agreement, no party has relied on any representation or warranty or undertaking which is not contained in this Agreement and, without prejudice to any liability for fraudulent misrepresentation, no party shall be under any liability or shall have any remedy in respect of misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement.

18.3 No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

19.      OBLIGATIONS TO THIRD PARTIES

         Mr. Markham warrants that by virtue of entering into this Agreement and performing the duties set out in this Agreement he will not be in breach of any contract of service or for the provision of services or any partnership agreement and will, save as implied by law, be free from all agreements, arrangements or other restrictions restricting his right to compete with any person or to solicit clients or employees of any person or in any way restricting him from performing this Agreement in accordance with its terms.

20.      ASSIGNMENT

         The Company reserves the right forthwith on written notice to Mr. Markham to assign its rights and obligations under this Agreement to any subsidiary or associate of the Company and any reference to the Company in this Agreement shall thereafter be a reference to any such company; provided at the time of assignment the assignee is solvent after giving effect to such assignment.

21.      DATA PROTECTION

21.1     In this clause:

         21.1.1 "PERSONAL DATA" shall mean data which relates to Mr. Markham whilst he is alive and from which data itself or from which data and other information which is in the possession of, or is likely to come into the possession of, the Company (or any data processor instructed by the Company) Mr. Markham can be identified. Such data includes any expression of opinion about Mr. Markham and any indication of the intentions of the Company or any other person in respect of Mr. Markham.

         21.1.2 "SENSITIVE PERSONAL DATA" shall mean personal data consisting of information as to: the racial or ethnic origin of Mr. Markham, his political beliefs, his religious beliefs or other beliefs of a similar nature, whether he is a member of a trade union (within the meaning of the Trade Union and Labour Relations (Consolidation) Act 1992), his physical or mental health or condition, his sexual life, the commission by him of any offence, or any proceedings for any offence committed or alleged to have been committed by him, the disposal of such proceedings or the sentence of any court in such proceedings.

21.2 Personal data (including sensitive personal data) provided by Mr. Markham and relating to Mr. Markham and to Mr. Markham's employment with the Company will be processed in accordance with the principles of the applicable data protection legislation including the Data Protection Act 1998.

21.3 "Processing" means obtaining, recording or holding information or data (in hard copy and computer readable form) or carrying out an operation or set of operations on such information or data, including organising, adapting or altering the information or data, retrieving, consulting or using the information or data, disclosing the information or data by transmission, dissemination or otherwise making it available, or aligning, combining, blocking, erasing or destroying the information or data.

21.4 Personal data about Mr. Markham will only be used for lawful and fair purposes. It will only be processed to fulfil the obligations of the Company to Mr. Markham under this Service Agreement and/or for other purposes relating to or which may become related to Mr. Markham's employment. Such processing will principally be for personnel, administrative, financial, regulatory or payroll purposes.

21.5 Mr. Markham agrees that personal data relating to him or to his employment with the Company may to the extent that is reasonably necessary in connection with his employment or the business of the
         Company:

         21.5.1 be collected and held (in hard copy and computer readable form) and processed by the Company; and

         21.5.2 be disclosed or transferred to subsidiaries and associates of the Company and their respective employees.

         This will include the disclosure of certain relevant data about employees to entities which provide benefits or services to employees of the Company or the Company. The identities of the relevant third parties can be requested from the Company Secretary.

21.6 Mr. Markham further agrees that the Company and its subsidiaries and associates may lawfully and fairly process sensitive personal data.

21.7 Mr. Markham's consent to the transfer and disclosure of personal data shall apply regardless of the country to which the data is to be transferred. Where data is transferred outside of the European Economic Area, the Company shall take reasonable steps to ensure his rights and freedoms in relation to the processing of the relevant personal data are adequately protected.

21.8 Mr. Markham is responsible for ensuring that any personal data which he may use or access during his employment is kept secure from unauthorised access or disclosure.

21.9 Where Mr. Markham uses the services of a third party for the performance of his duties to the Company, he agrees to take all reasonable steps to ensure that the third party complies with the above requirements of the Data Protection Act 1998.

21.10 Mr. Markham agrees to notify Arch's Chief Executive Officer of any actual or suspected breach of the above requirements which comes to his attention.

21.11 The Company will take all reasonable steps to ensure that personal data held about an employee is complete, accurate, up to date and not held for longer than necessary for the purposes for which it was collected. However, Mr. Markham is responsible for informing the Company Secretary of any changes to his personal data, including but not limited to, name, address, marital status, contact details, qualifications and next of kin.

22.      INVENTIONS

22.1 As part of, and in the normal course of, his duties under this Agreement Mr. Markham will be concerned to seek and pursue the adoption and development of new processes, products, designs, equipment, techniques and projects which could be used, made or undertaken by the Company or any subsidiary or associate of the Company.

22.2 If during his employment hereunder Mr. Markham in the course of his normal duties or other duties specifically assigned to him (whether or not during normal working hours) either alone or in conjunction with any other person:

         22.2.1 originates any design, trade mark, logo, know how, database (in each case whether registrable or not) or other work in which copyright, design right, registered design, trade mark right, database right or other intellectual property right protection may subsist and/or

         22.2.2 makes, discovers or produces any invention, process, improvement or development then he shall forthwith disclose the same to the Company and shall (subject to sub-clauses 22.2, 22.3, 22.4 and 22.5) regard himself in relation thereto as a trustee for the Company.

22.3 Mr. Markham hereby assigns wholly and absolutely the copyright, future copyright, design right and future design right and all other proprietary rights if any for the full term thereof throughout the world and to waive his moral rights and future moral rights, if any, in respect of all works written, originated, conceived or made by Mr. Markham (except only those copyright or design right works written, originated, conceived or made by him wholly outside his normal working hours hereunder and wholly unconnected with his service hereunder) during the period of his employment to the Company to hold absolutely including the right to sue for damages for past infringements.

22.4 Mr. Markham acknowledges that, for the purpose of section 2(1) of the Registered Designs Act 1949 as amended by the Copyright, Designs and Patents Act 1988, the Company shall be treated as the original proprietor of a design, where such design is created by him in the course of his employment.

22.5 Mr. Markham acknowledges that for the purpose of the Copyright and Rights in Databases Regulations 1997 (as from time to time amended, extended or re-enacted) the Company shall be treated as the maker of any such database, where such database is created by him in the course of his employment.

22.6 Any such invention, process, improvement or development will be the absolute property of the Company (except to the extent, if any, provided otherwise by section 39 of the Patents Act 1977) and Mr. Markham will, if and when required by the Company (whether during the continuance of his employment or afterwards) and at its expense, apply, or join with the Company in applying, for letters patent or other protection in any part of the world for any invention process or development.

22.7 Mr. Markham agrees and undertakes that he will execute such deeds or documents and do all such acts and things as may be necessary or desirable to substantiate and maintain the rights of the Company in respect of the matters referred to in sub-clauses 22.1 to 22.4 (inclusive).

22.8 Mr. Markham irrevocably appoints the Company as his attorney in his name and on his behalf to execute all documents and do all things required in order to give full effect to the provisions of this clause.

23.      NOTICES

23.1 Any Notice to be given under this Agreement will be in writing, in English, and will be deemed to be sufficiently served by one party on the other if it is either delivered personally or is sent by prepaid first class post (airmail if posted to or from a place outside the United Kingdom) and addressed to the party to whom it is to be given, in the case of Mr. Markham at his last known residence and in the case of the Company at its registered office, or sent by facsimile to the facsimile number of the addressee which is specified in clause
         23.2 below or, if the addressee notifies another facsimile number, to that facsimile number.

23.2     The facsimile numbers referred to above are as follows:

         In the case of Mr. Markham

         Facsimile:  (0) 1226 208558

         In the case of the Company

         Facsimile:  (0)1977 668060

         With a copy to:            Corporate Secretary
                                    Arch Chemicals, Inc.
                                    501 Merritt 7
                                    Norwalk, CT  06851
                                    Fax:  (203) 229-2613

23.3 A notice shall take effect from the time it is deemed to be received as follows:

         23.2.1 in the case of a posted letter on the day (excluding Sundays and public holidays) following that on which it was posted or on the seventh day after posting, if posted to or from a place outside the United Kingdom;

         23.2.2 in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

24.      GOVERNING LAW

24.1 This Agreement shall be governed by, and construed in accordance with, English law.

24.2 Each party irrevocably agrees for the benefit of the Company that the Courts of England shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising therefrom.

24.3 Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

IN WITNESS whereof the parties hereto have executed this Agreement as a Deed on the day and year first above written.

SIGNED AS A DEED by JOHN H       )
MARKHAM in the presence of:      )
                                       /s/J.H. Markham............
                                       ---------------------------
                                          [Signature of employee]


[Signature of Witness]          /s/Barbara Purdy
[Name of Witness (in print)]    ---------------------------
[Address of Witness]



SIGNED AS A DEED by HICKSON                )
INTERNATIONAL PLC acting by two of         )
its directors/a director and its secretary )

                                       /s/Sarah A. O'Connor.......
                                       ---------------------------
                                                [Director]

                                       /s/Paul J. Craney..........
                                       ---------------------------
                                                [Director]

                         APPENDIX A TO SERVICE AGREEMENT
                             DATED 13 SEPTEMBER 2000
              BETWEEN HICKSON INTERNATIONAL PLC AND MR. J. MARKHAM


            "Change in Control" means:

            (i) Arch ceases to be, directly or indirectly, owned of record by at least 1,000 shareholders;

            (ii) A person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a "person" within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (the "Act"), other than Arch, a majority-owned subsidiary of Arch or an employee benefit plan (or the plan's related trust) of Arch or such subsidiary, become(s) the "beneficial owner" (as defined in Rule 13d-3 under such Act) of 20% or more of the then outstanding voting stock of Arch Chemicals;

            (iii) During any period of two consecutive years, individuals who at the beginning of such period constitute Arch's Board of Directors (together with any new Director whose election by Arch's Board of Directors or whose nomination for election by Arch's shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office;

            (iv) All or substantially all of the business of Arch is disposed of pursuant to a merger, consolidation or other transaction in which Arch is not the surviving corporation or Arch combines with another company and is the surviving corporation (unless the shareholders of Arch immediately following such merger, consolidation, combination, or other transaction beneficially own, directly or indirectly, more than 50% of the aggregate voting stock or other ownership interests of (x) the entity or entities, if any, that succeed to the business of Arch or (y) the combined company) or

            (v) Approval by Arch's shareholders of (i) a sale of all or substantially all the assets of Arch or (ii) a liquidation or dissolution of Arch.